Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Niagara Financial Group, Inc.
We consent to the incorporation by reference in the Registration Statements (No. 333-57736, No. 333-105525, No. 333-105526, No. 333-139004, and 333-166367) on Forms S-8, (No. 333-169598) on Form S-4, and (No. 333-153640) on Form S-3 of First Niagara Financial Group, Inc. of our reports dated March 1, 2011, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of First Niagara Financial Group, Inc.
/s/ KPMG LLP
Buffalo, New York
March 1, 2011